Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

KC MCCLURE AND JOHN WALDRON JOIN GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, February 26, 2025 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of KC McClure as an independent director of the Board, effective immediately. Following her retirement from Accenture, Ms. McClure will also become a member of each of the Board’s Audit, Governance and Risk Committees on April 1, 2025.

Ms. McClure served as Chief Financial Officer of Accenture plc from January 2019 to November 2024 and is currently serving as Senior Finance Advisor until her retirement at the end of March 2025. During her nearly 37-year career with Accenture, Ms. McClure served in various roles of increasing seniority, including as Head of Investor Relations (September 2010 – November 2016), Finance Director – Communications, Media & Technology Group (December 2016 – May 2018) and Managing Director, Finance Operations (June 2018 – January 2019).

The Board also announced the appointment of John Waldron, President and Chief Operating Officer, to the Board, effective immediately. Mr. Waldron is not independent and will not be a member of any of the Board’s committees.

“We are excited to welcome both KC and John to our Board,” said David Solomon, Chairman and Chief Executive Officer of Goldman Sachs. “KC gained exceptional experience during her tenure with Accenture, including helping to lead their strategic transformation and reorganization, which will benefit our Board and management team. In John’s new capacity as a director, he will provide important insights into how we are driving execution priorities across the firm to create and sustain long-term value for our shareholders.”

“KC has deep and learned expertise in finance and operations of a large, global public company. Her appointment furthers the breadth and depth of skills represented on our Board and I know we will benefit significantly from her experience,” said David Viniar, Lead Director. “John’s deep understanding of the firm, our businesses and the broader industry as well as his strong engagement with clients around the world will further enhance his contributions to our Board as a director.”

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Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Tony Fratto	Investor Contact: Jehan Ilahi

Tel: 212-902-5400	Tel: 212-902-0300